Exhibit 2.2

REAL ESTATE PURCHASE AND SALE AGREEMENT

No.  510-2.05-0070-B

(WITH EARNEST MONEY PROVISION)

Soterra Florida Timberlands

        THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into this 28th day of March, 2005, by and between Soterra LLC, a Delaware limited liability company, whose street address is 439A Katherine Drive, Flowood, Mississippi 39232, and whose mailing address is Post Office Box 18, Jackson, MS 39205 (hereinafter collectively “Seller”), and Plum Creek Timberlands, L.P., a Delaware limited partnership whose address is 999 Third Avenue, Suite 4300, Seattle, Washington 98104 (“Purchaser”).

        The parties agree to the following terms and conditions:

    1.        Timberlands and Other Property to be Acquired.

        1.1 Description of Assets. In consideration of the mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and subject to all terms of this Agreement, Seller agrees to sell and convey to the Purchaser and the Purchaser agrees to purchase from the Seller and take title to the following:

    (a)              Real Property. That certain real property situated in Holmes, Gadsden, Jackson, Calhoun and Liberty Counties, State of Florida, as shown on Exhibit “A-1, A-2, A-3, A-4” and incorporated herein by this reference as though fully set forth, being a portion of the Florida Timberlands of Seller (the “Property”), including Seller’s rights, privileges, advantages, and appurtenances thereunto belonging or in any way appertaining thereto, but only to the extent belonging or appertaining to the Property, including but not limited to all of Seller’s right, title, and interest (i) in and to the reproduction, merchantable, pre-merchantable and unmerchantable timber, growing, lying, standing or felled, timber interests and timber rights located on or appurtenant to the Property; (ii) in and to any mineral, sand, oil, gas, hydrocarbon substances and gravel and other rights on and under the Property which have not previously been reserved, severed or conveyed by Seller or Seller’s predecessors in interest; and (iii) all rights of Seller in and to any development rights, air rights, water, water rights, ditch and ditch rights appurtenant to the Property but subject to the exceptions and reservations described in this Agreement.

    (b)              Contracts. All contracts relating to the operation of the Property, including without limitation operating contracts, stumpage contracts, leases, permits, licenses, governmental consents and agreements, approvals and clearances, agreements for construction of roads or other improvements, rights under any payment, performance, or bonds relating to or associated with the Property, to the extent assignable (hereinafter, the “Contracts”). A schedule of timber cutting contracts that were “open contracts” as of July 2, 2004 and thereafter including deeds conveying real property, other than easements and rights of way, since July 2, 2004 is attached as Schedule 1.1(b) and incorporated herein by this reference as though fully set forth (the “Timber Cutting Contracts”).

    (c)              Access Rights and Easements. All rights of Seller in and to any access rights, rights-of-way and easements appurtenant to the Property, to the extent assignable (hereinafter, “Access Rights and Easements”).

    (d)              Personal Property. Seller’s maps, property books, aerial photos, plans, drawings, specifications, renderings, engineering studies, biological studies particular to the Property, grading or drainage studies, environmental and hazardous waste studies and reports and related data and materials in Seller’s possession relating to the Property, furniture or office equipment (other than electronic equipment including, but not limited to, televisions, refrigerators and computers, which shall remain property of the Seller, but Seller shall remove said property from the Buildings prior to the closing of parcel A-4) located within the Buildings, other personal property and equipment used by Seller in its Florida operations, and timber inventory, GIS and IFMS data with respect to the Property (not including proprietary software) and one (1) truck selected by Seller (“Personal Property”). Purchaser agrees to make all forest management (silvicultural) records available to Seller upon Seller’s request and to not destroy the same for five (5) years from the date of the Closing without the prior written permission of Seller.

(e) Buildings. The buildings located at 4962 Old Spanish Trail, Marianna, Florida, 32448, being the location of Seller’s Florida Timberlands operations (hereinafter, the “Buildings”).

        1.2 Assets. The Property, Contracts, Access Rights and Easements, Personal Property and Buildings are sometimes collectively referred to as the “Assets.” Before Closing, Seller and Purchaser shall agree upon an allocation of the Purchase Price among the Assets (land, timber, and personal property) and shall utilize the agreed upon allocation for all income tax purposes for this transaction.

    2.        Purchase Price.

    (a)               The purchase price for the Assets is Thirty Eight Million Nine Hundred Fifty-Three Thousand Fifty-Five Dollars ($38,953,055) (“Total Purchase Price”). The Total Purchase Price is subject to adjustment pursuant to Paragraphs 5(b), 5(d), 6(d), 6(f) and 10 hereof. The Assets may be purchased in more than one phase (each, a “Closing”) and will consist of sales of four (4) tracts, with a specified value for each tract being the purchase price (“Purchase Price”) for that tract, (as mentioned above and legally described on Exhibit “A-1, A-2, A-3, A-4” attached). The Purchase Price shall be payable in immediately available funds on the Closing Date for the sale and the acquisition of the Assets as follows:

(i)	Each Closing will consist of Assets valued according to Schedule 5(b).

(ii)	CASH TRANSACTION. Purchaser shall wire transfer the funds consistent with the Escrow Instructions.

(iii)	NOTICE OF CLOSING. Closings on each of the four (4) tracts are scheduled to occur on the following dates (unless accelerated as provided herein): November 15, 2005, February 15, 2006, May 15, 2006, and August 16, 2006 (respectively, the “Closing Dates”). Seller has the right, in its sole discretion, to accelerate one or more of the Closing Dates and advance a Closing Date by providing Purchaser with a written Notice of Closing, at least sixty (60) days prior to said Closing. Seller’s Notice of Closing shall be sent to Purchaser, with a copy to the Escrow Agent, substantially in the form attached as Exhibit B. The four (4) tracts, described on Exhibit “A-1, A-2, A-3, A-4", will be closed in the order indicated on the Exhibit. The foregoing notwithstanding, parties may mutually agree to hold a Closing on an agreed upon date prior to any initially scheduled Closing Date. While Closings on the four (4) tracts may take place before the scheduled Closing Date, all Closings shall occur on or before August 16, 2006 unless otherwise mutually agreed.

        3.       Earnest Money Receipt. Purchaser hereby deposits with the escrow described in Paragraph 4 herein, the amount of Seven Hundred Seventy-Nine Thousand Sixty-One Dollars ($779,061.00), in cash, paid or delivered as earnest money (together with any interest earned thereon, the “Earnest Money”), being 2% of the Purchase Price. One-Fourth (1/4) of the Earnest Money shall be applied at each Closing (described below).

        4.       Time and Place of Phased Closings; Escrow.

    (a)               Upon mutual execution, the parties shall deposit a copy of this Agreement, and such other documents and monies, including Earnest Money, as are required hereby into escrow established with Stewart Title Guaranty Company, 1000 Second Avenue, Suite 1620, Seattle, Washington 98104 (the “Escrow Agent”) pursuant to an escrow agreement (“Escrow Agreement”) attached as Exhibit B-1. At each Closing of each of the 4 tracts, the Earnest Money (prorated as described in Section 3) shall be returned to Purchaser.

    (b)               The Closings shall occur on November 15, 2005, February 15, 2006, May 15, 2006 and August 16, 2006, with Seller having the right, in its sole discretion, to accelerate a Closing and advance a Closing Date by providing Purchaser with a written Notice of Closing, at least sixty (60) days prior to said Closing, indicating Seller’s intention to advance a particular Closing. Each Closing shall take place at the offices of the Escrow Agent. Closing shall mean the point at which all executed documentation and monies required to close the transaction have been delivered to escrow, including signed escrow instructions.

    5.        Condition of Title and Title Insurance.

    (a)               As of the Closing Date, title to the Property is to be free of all encumbrances or defects except those listed in the preliminary commitments for title insurance acceptable to Purchaser as described herein.

    (b)               Seller shall provide one set of global title commitments issued by Stewart Title Guaranty Company to the Property (A-1, A-2, A-3, and A-4) to Purchaser at Seller’s expense within 60 days of execution of this Agreement. Seller shall provide Purchaser with one updated title commitment at Seller’s expense, which shall accompany Seller’s Notice of Closing. Purchaser shall pay any fees to update title from the date of the updated title commitments. Seller and Purchaser shall each pay one-half of the title insurance premiums for a standard owner’s title insurance policy. Should Purchaser acquire an extended Owner’s or Lender’s policy of title insurance, Purchaser must acquire these title insurance policies from Stewart Title Guaranty Company or if Purchaser elects to decline title insurance or to acquire title insurance from another company other than Stewart, Purchaser agrees to reimburse Seller all fees and expenses incurred by Seller in providing the title commitments including but not limited to search and exam fees, commitment fees and cancellation fees. Purchaser shall have until close of business on the thirtieth (30th) day after Purchaser’s receipt of the global title commitments and copies of substantially all of the exception documents referenced therein to notify Seller in writing of any objections Purchaser has to any matters shown or referred to in the title commitments. As to any updated title commitments, Purchaser shall have until close of business on the thirtieth (30th) day after Purchaser’s receipt of the updated title commitments and copies of substantially all of the updated exception documents referenced therein to notify Seller in writing of any objections Purchaser has to any new matters and/or changes shown or referred to in the updated title commitments that were not reflected on the global title commitment. Purchaser shall have until the close of business on the tenth (10th) day after Purchaser’s receipt of any missing exception documents to notify Seller in writing of any objections Purchaser has to those updated documents. Monetary encumbrances to be discharged by Seller shall be paid from Seller’s funds at the Closing and shall not be subject to the “Floor” as hereinafter described. Purchaser shall not object to and shall accept the following matters which shall be deemed to be permitted exceptions:

(i) liens for taxes, assessments and other governmental charges which are not yet due and payable as of the Closing;

(ii) all land use (including but not limited to forestry, environmental and wetlands), building and zoning laws, regulations, codes and ordinances affecting the Property;

    (iii)        any rights of the United States of America, the State in which the Property is located or others in the use and continuous flow of any brooks, streams or other natural water courses or water bodies within, crossing or abutting the Property, or title to the submerged lands including, without limitation, riparian rights and navigational servitudes;

(iv) title to that portion of the Property, if any, lying below the mean high water mark of abutting tidal waters;

(v) all easements, rights-of-way, licenses and other such similar encumbrances apparent or of record;

(vi) all existing public and private roads and streets and all railroad and utility lines, pipelines, service lines and facilities;

    (vii)        all encroachments, overlaps, boundary line disputes, shortages in area, persons in possession, cemeteries and burial grounds and other matters not of record which would be disclosed by an accurate survey of the Property;

(viii) prior reservations or conveyances of mineral rights or mineral leases of every kind and character; and

    (ix)        any loss or claim due to lack of access to any portion of the Property, provided that lack of access does not affect more than ten percent (10%) of the acres of the Property with lack of access being limited to tracts or parcels identified by Purchaser where the Seller has neither legal access nor permissive access (although unrecorded).. Seller shall on or before the delivery of the title commitments furnish Purchaser information to Seller’s knowledge on all tracts lacking legal access identifying the tract, any recorded easements or rights-of-way, any unrecorded written or verbal consents to access the tract and whether or not access has been refused attaching a map for each tract identified by Seller.

Furthermore, any title encumbrances or exceptions that are set forth in the title commitment to which Purchaser does not object during the Title Review Period (as may be extended with respect to missing documents as described above) shall be deemed to be permitted exceptions to the status of Seller’s title (together with the items listed above shall be the “Permitted Exceptions”). With regard to items to which Purchaser does object in writing within the period specified, Seller shall attempt to cure and remove such items. If Seller is unable or fails to cure or remove such items within ten (10) business days of Seller’s receipt of Purchaser’s written objections, Purchaser may either: (i) waive its objection and proceed with closing of the affected tract or parcel; or, (ii) give Seller notice to delete the affected tract or parcel and adjust the Purchase Price as set forth herein. Any notice to Seller shall be in writing and shall be given no later than five (5) business days after expiration of Seller’s 10-day cure period. If Purchaser fails to give such notice to Seller within the time specified, the objection(s) shall be deemed waived by the Purchaser. The value of any adjustment to the Purchase Price will be determined by a computation of the number of acres utilizing the specific values reflected on the chart attached hereto as Schedule 5 (b) and incorporated herein by this reference as though fully set forth. Any such excluded acreage shall be aggregated with such surrounding acreage not to exceed forty (40) acres unless the excluded tract exceeds forty (40) acres or Seller establishes that a larger tract is reasonably necessary to create an economically marketable parcel, as reasonably determined by Seller and Purchaser. In the event Seller and Purchaser are unable to agree upon the specific acreage to be excluded, the parties agree to resolve the dispute through arbitration with Larson & McGowan, Inc. making a final determination as sole arbitrator, to which the parties agree to be bound. The parties shall close as scheduled on the transaction contemplated by this Agreement, adjusting the purchase price by the disputed amount, escrowing the disputed amount and close on the disputed amount and Property upon the conclusion of arbitration (the “Arbitration Process”). In the event of any such carve-outs, Seller shall reserve or Purchaser shall grant such rights for ingress, egress and utilities as may be required to access such parcel. For the purposes of all adjustments to Purchase Price arising out of title claims or defects and environmental claims or defects, Purchaser shall not be entitled to request and obtain an adjustment to the Purchase Price until the claims, or defects, arising from title and environmental claims or defects individually or collectively could lessen the value of the Assets by, or cause damage of, at least six/tenths of onepercent (0.6%) of the Purchase Price of each tract (the “Floor”). If title or environmental claims individually or in the aggregate do not exceed the Floor, there shall be no adjustment to the Purchase Price. If title or environmental claims exceed the Floor, the Purchase Price shall be adjusted for title and environmental claims by reducing the Purchase Price by the amount of the claims above the Floor subject to the Ceiling for claims of ten percent (10%) of the Purchase Price of each tract (“Title and Environmental Claim Ceiling”). If the total title and environmental claims exceed the Claim Ceiling, either Seller or Purchaser may terminate this Agreement, the Earnest Money shall be returned to Purchaser with neither Seller nor Purchaser having any further liability to each other.

    (c)               Seller has provided Purchaser with copies of all encumbrances not of record that affect the Property that Seller anticipates would survive each Closing (the “Temporary Encumbrances”). Purchaser agrees to accept the Temporary Encumbrances provided the Temporary Encumbrances are of the type and nature customarily accepted by a purchaser in a large timberland transaction. At Closing, Seller shall assign and Purchaser shall assume Seller’s rights, duties, obligations and liabilities under the Temporary Encumbrances accepted by Purchaser pursuant to an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C. Any income from the Temporary Encumbrances shall be pro-rated to the Date of Closing. Notices of the assignment shall be executed by Seller and Purchaser at Closing and mailed to the third party benefiting from the Temporary Encumbrances.

    (d)               Purchaser and Seller agree to amend this Agreement with formal legal descriptions as Exhibit “A-1, A-2, A-3, A-4” prior to Closing. During the Title Review Period, Purchaser has the right to verify the maps attached hereto as Exhibit “A-1, A-2, A-3, A-4” against the legal descriptions contained in the title commitments and the acres contained within the Timber Inventory. In the event of discrepancies causing Purchaser to believe acres depicted as owned by Seller on the maps are not included within deed acres from the legal descriptions (“Missing Acres”), then Purchaser shall have the right to treat the Missing Acres as a title claim for the applicable tract pursuant to the procedures and subject to the limitations set forth in the immediately preceding paragraph, provided however, Seller shall have the right to offset any title claim of Missing Acres by any additional acres Seller believes are included in deed acres from the legal descriptions that are not depicted on the maps for the applicable tract (“Additional Acres”). In the event the total Additional Acres exceed six/tenths of onepercent (0.6%) of the Purchase Price (“the Floor”), then the Purchase Price shall be adjusted upward for amount of the Additional acreage above the Floor pursuant to the prices set forth on Schedule 5(b). If Additional Acreage does not exceed the Floor, there shall be no adjustment to the Purchase Price.

    (e)               At each Closing, the Seller shall execute and deliver to Purchaser a Special Warranty Deed (the “Deed”) for each county in which the Property is located, warranting title against the claims of all persons claiming by, through or under Seller, but against none other. All mineral rights shall be conveyed by quitclaim rather than special warranty. The Deed shall be free of encumbrances or defects except (i) such encumbrances or defects that may attach after the applicable Closing Date through any person other than the Seller, and (ii) the Permitted Exceptions. The Deeds shall be in the form attached hereto as Composite Exhibit D and incorporated herein by this reference as though fully set forth and shall be delivered to Purchaser, or a person or entity designated by Purchaser.

    6.        Inspection; Condition of Property; Subsequent Acts.

    (a)               Subject to Seller’s representations and warranties set forth herein and in the Deeds and Assignment and Assumption Agreement, Purchaser accepts the Assets “as is” and “where is,” subject to the risks of all defects and conditions. Seller has no obligation to repair or make any improvements to the Premises. The Purchaser acknowledges that full inspection of the Property has been made or will have been made by the Closing Date and that neither the Seller nor its agents, officers, employees or assigns shall be held to any covenant respecting the condition of the Property or any improvements thereon nor shall the Purchaser or Seller or the assigns of either be held to any covenant or agreement for alterations, improvements or repairs unless the covenant or agreement relied on is contained herein or is in writing and attached to and made a part of this Agreement. Purchaser acknowledges and agrees that any documents, cruises, compilations, timber inventories, environmental audits, assessments, surveys, plans, specifications, reports and studies (the “Information”) made available to Purchaser by Seller are or have been provided as information only and Seller makes no warranty whatsoever with respect to the accuracy or completeness of the Information. Without limiting the generality of the foregoing, SELLER EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, AS WELL AS ANY WARRANTY WHATSOEVER WITH RESPECT TO THE MARKETABILITY, HARVEST ABILITY, AGE, SPECIES MIX, SITE CLASSIFICATION, BOUNDARIES OF THE TIMBER OR THE PROPERTY, QUANTITIES, TIMBER GRDS, OR QUALITY OF ANY TIMBER ON THE PROPERTY OR SOILS STABILITY OR CONDITIONS.

    (b)               Between the date of this Agreement and the Closing Date, the Seller shall maintain and keep the Property in substantially the same condition as existed on the date of this Agreement except Seller shall have the right to cut timber pursuant to the Timber Cutting Contracts and in accordance with Paragraph 6(f). Seller shall not extend any Timber Cutting Contracts without the permission of Purchaser. Further, Seller shall manage and maintain the Property to a commercially reasonable standard and shall continue to conduct silvicultural activities to a commercially reasonable standard, subject to the provisions of this paragraph. The Seller shall not and shall not allow others to remove or in any way permit the removal of any timber, harvestable crops, improvements, or other items from the Property other than as provided in the Timber Cutting Contracts or as specifically agreed in writing by Purchaser. Further, Seller may not encumber the Property without the prior written consent of Purchaser, which consent cannot be unreasonably withheld. Certain costs incurred by Seller may be reimbursable at Closing as follows:

(i)	As site prep, planting, herbicide treatment, or any other silvicultural activity is planned to be performed on any portion of the Property prior to Closing, Seller shall submit any plans for any site prep, planting, herbicide treatment, or any other silvicultural activity to Purchaser for prior approval, such approval to not be unreasonably withheld. Seller must provide Purchaser at least ten (10) business days’ notice of any such planned activity and its associated costs to Purchaser. If Purchaser objects to such activity, Purchaser must notify Seller in writing of the objection within five (5) business days of receipt of the notice or Purchaser shall be deemed to have approved the activity and Seller shall have the right to undertake the planned activity. Seller shall pay for such silvicultural activity conducted prior to Closing; provided, however that Seller shall receive a credit at Closing for all costs actually expended for reforestation and silvicultural activity that has been approved by Purchaser.

(ii)	As capital improvements (including without limitation road installation but not ordinary repair and maintenance) are planned to be performed on any portion of the Property prior to Closing, Seller shall submit any plans for capital improvements to Purchaser for prior approval, such approval to not be unreasonably withheld. Seller must provide Purchaser at least ten (10) business days notice of any such planned activity and its associated costs to Purchaser. The cost to Purchaser shall be limited to the amount of the cost to be amortized over the remaining beneficial life of the capital improvement excluding the amortization amount for the current year (the “Cost”). If Purchaser objects to such activity, Purchaser must notify Seller in writing of the objection within five (5) business days of receipt of the notice or Purchaser shall be deemed to have approved the activity and Seller shall have the right to undertake the planned activity. Seller shall pay for such activity conducted prior to each Closing; provided, however, that Seller shall receive a credit at Closing for the Cost of each activity that has been approved by Purchaser excluding the amortization amount for the current year.

(c) Seller is not aware of Seller being in possession of any environmental audits, assessments or reports pertaining to the Property.

    (d)               Purchaser, its agents and representatives, shall have the right, from the date hereof until thirty (30) days from the date of this Agreement to go on the Property and around and in the Buildings at reasonable times to conduct an environmental audit and other land, soil and engineering inspections, tests and feasibility studies utilizing current ASTM standards (“Purchaser’s Environmental Evaluation”). Seller agrees to cooperate with Purchaser in the conduct of Purchaser’s Environmental Evaluation. In the event the Purchaser’s Environmental Evaluation reveals a commercially reasonable adverse environmental condition (other than promiscuous dumps containing household refuse and white goods of one-half acre or less for each dump site) existing upon the Property, then Purchaser shall notify Seller in writing of any such adverse environmental condition within ten (10) days after the end of the foregoing thirty (30) day period. Purchaser shall also have the right, from the date of Purchaser’s Environmental Evaluation until thirty (30) days from the date of Purchaser’s receipt of Seller’s Notice of Closing, to update Purchaser’s Environmental Evaluation (“Purchaser’s Updated Environmental Evaluation”) as to matters occurring after the date of Purchaser’s Environmental Evaluation. In no event shall Purchaser report any such adverse environmental condition to any governmental authority without first affording Seller the right to review the information on said condition and to make independent notification to said governmental authority if Seller believes such notification is required. Purchaser shall have the right to delete the affected acreage affected by commercially reasonable adverse environmental condition (other than promiscuous dumps containing household refuse and white goods of one-half acre or less for each dump site) from Closing; provided, however, if the affected area is not large enough to constitute a marketable parcel, Seller shall have the right to enlarge the area not to exceed forty (40) acres unless the excluded tract exceeds forty (40) acres or Seller establishes that a larger tract is reasonably necessary to create an economically marketable parcel, as reasonably determined by Seller and Purchaser. In the event Seller and Purchaser are unable to agree upon the specific acreage to be excluded, the parties agree to comply with the Arbitration Process described in the above Section 5(b). In the event a survey is required to create such parcel, Seller and Purchaser shall share equally in the cost of any such survey by a licensed professional surveyor meeting minimum standards or other standards approved by Seller provided that Seller’s costs shall in no event exceed Twenty-Five Thousand Dollars ($25,000.00) for all tracts combined. In addition, Seller shall be entitled to reserve easements for access and utilities to such affected parcel. The Purchase Price will be reduced by a computation of the number of acres utilizing the specific values reflected on the chart attached as Schedule 5 (b) for any acres deleted (subject to expansion to a marketable parcel as aforesaid) as a result of Purchaser’s Environmental Evaluation. For the purposes of all adjustments to Purchase Price arising out of title claims or defects and environmental claims or defects, Purchaser shall not be entitled to request and obtain an adjustment to the Purchase Price until the claims, or defects, arising from title and environmental claims or defects individually or collectively could lessen the value of the Assets by, or cause damage of, at least six/tenths of one percent (0.6%) of the Purchase Price of each tract (the “Floor”). If title or environmental claims individually or in the aggregate do not exceed the Floor, there shall be no adjustment to the Purchase Price. If title or environmental claims exceed the Floor, the Purchase Price shall be adjusted for title and environmental claims by reducing the Purchase Price by the amount of the claims above the Floor subject to the Ceiling for claims of ten percent (10%) of the Purchase Price of each tract (“Title and Environmental Claim Ceiling”). If the total title and environmental claims exceed the Claim Ceiling, either Seller or Purchaser may terminate this Agreement, the Earnest Money shall be returned to Purchaser with neither Seller nor Purchaser having any further liability to each other.

    (e)              Purchaser’s Indemnification of Seller Arising From Inspections. Purchaser agrees to come in, defend, hold harmless and indemnify Seller from any loss, claim or damage arising out of Purchaser’s or Purchaser’s agents, employees, or contractors inspections or operations on the Property prior to Closing. If the Closing does not occur, Purchaser shall also repair any damage to the Property arising out of Purchaser’s or Purchaser’s agents, employees, or contractors inspections or operations on the Property. The obligation of this paragraph shall survive closing of this transaction or termination of this Agreement.

    (f)              Credits at Closing. In addition to the potential adjustments to the Purchase Price as contained in Paragraphs 5(b), 5(d), 6(d) and 10 hereof, the Purchaser shall receive a credit at Closing in the amount of $269,444.00 for contract 322-1058. Further, Purchaser shall receive a credit at Closing for any funds received by Seller after July 2, 2004 and prior to Closing under any pay-as-cut contracts affecting the Property.

    7.        Representations and Warranties of Seller. Seller represents and warrants to Purchaser as of this date and as of the date of the Closing:

        7.1 Organization. Seller is a Delaware limited liability company which is duly organized and validly existing under the laws of the State of Delaware.

        7.2 Good Standing. Seller is qualified to conduct business in the States of Florida and Georgia.

        7.3 Power and Authority for Transaction. Seller has the limited liability company power and authority to execute, deliver and perform this Agreement and the transactions contemplated herein in accordance with the terms hereof.

        7.4 Authorization; No Violation or Conflicts. The execution and delivery by Seller of this Agreement and the due consummation of the transactions contemplated herein have been duly and validly authorized by all necessary limited liability company actions on the part of Seller and this Agreement constitutes a valid and legally binding agreement of Seller except as enforceability may be limited by bankruptcy, insolvency, and other similar laws affecting claims and rights generally or by general equitable principles. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated herein constitute a violation of Seller’s certificate of formation, operating agreement or other organizational documentation or agreements or result in the breach of, or the imposition of any lien on any assets of Seller pursuant to, or constitute a default under, any indenture or bank loan or credit agreement, or other agreement or instrument to which Seller is a party or by which it or any of its properties may be bound or affected. Except for consents, approvals, or authorizations which will have been obtained or actions which will have been taken on or prior to the Closing Date, no consent, approval, authorization or action by any governmental authority or any person or entity having legal rights against or jurisdiction over Seller is required in connection with the execution and delivery by Seller of this Agreement or for consummation by Seller of the transactions contemplated herein.

        7.5 No Defaults. To Seller’s knowledge (as hereinafter defined), the Contracts and Access Rights and Easements are valid and in full force and effect except as would not materially and adversely affect the Assets. To Seller’s knowledge, neither Seller nor any other party thereto has breached any material provision of, or is in default in any material respect under, the terms of any Contract.

        7.6 Condemnation Proceedings. Seller has not received notice of any condemnation proceeding. To Seller’s knowledge, no condemnation proceeding is pending or threatened which would materially preclude or impair the use of the Property for the respective purposes for which such properties are currently used.

        7.7 Environmental Matters. To Seller's knowledge, except as set forth on Schedule 7.7:

    (a)               the Property has not at any time been used for the generation, transportation, management, handling, treatment, storage, manufacture, emission disposal, release or deposit of any hazardous substances or fill or other material containing hazardous substances in material violation of levels allowed under applicable laws;

(b) there are no underground storage tanks on the Property; and

    (c)               Seller has not received notification from any third party, including but not limited to governmental agency alleging that the Property is not materially in compliance with applicable environmental laws.

        Subject to Seller’s warranty set forth in this Paragraph 7.7, the liability for which Seller remains responsible pursuant to the terms of this Agreement, Purchaser releases Seller, its parent company and affiliates (for the purposes of this paragraph “Seller”) from all costs, losses, liabilities, obligations and claims, of any nature whatsoever, known and unknown, that Purchaser may have against Seller or that may arise after the date of Closing based in whole or in part upon (i) Seller’s failure to comply with any environmental laws applicable to the Assets; or (ii) the presence, release or disposal of any hazardous substance, solid waste, or any other environmental contamination on, within, or from the Assets before, as of, or after the Closing Date. The above-referenced release does not cover or apply to any statutory or common law claim for contribution or indemnity that may arise to the extent Purchaser suffers any liabilities or obligations from future claims of any third party (private or government) arising out of (a) or (b) above.

        As used herein, the term “environmental laws” shall mean all applicable federal, state or local laws, rules, regulations, governmental permits or other binding determinations of any governmental authority relating to or addressing the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), and the Resource Conservation and Recovery Act, as amended (“RCRA”), the Toxic Substances Control Act, as amended (“TSCA”), the Clean Water Act, as amended (“CWA”), the Clean Air Act, as amended (“CAA”), and the Oil Pollution Control Act of 1990, as amended (“OPA”). As used herein, the terms “hazardous substance” and “release” (as it relates to the release of hazardous substances as opposed to the release of claims) have the meanings specified in CERCLA and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA. If either CERCLA or RCRA is amended to broaden the meaning of any term defined thereby, the broader meaning shall apply to this paragraph 7.7 after the effective date of the amendment. Moreover, to the extent that applicable State law establishes a meaning for “hazardous substance,” “release,” “solid waste,” or “disposal” that is broader than that specified in either CERCLA or RCRA, the broader meaning shall apply.

        7.8 Suits, Actions or Proceedings. Except as disclosed in Schedule 7.8, to Seller’s knowledge, there is (i) no court or administrative judgment or order which adversely affects the Assets or current operations thereof; and (ii) no legal, administrative or other suit, action, proceeding or arbitration, or governmental investigation pending or threatened which would reasonably be expected to materially and adversely affect the Assets or current operations thereof. To Seller’s knowledge, there is no suit, action, arbitration or other proceeding threatened or pending before any court or governmental agency, which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

        7.9 Compliance. Except as disclosed on Schedule 7.9, Seller has not received notification from any governmental agency within five (5) years of the date of this Agreement alleging that the Property or other properties comprising the Assets are not in compliance with applicable laws (other than environmental laws which are covered in Paragraph 7.7) as would materially and adversely affect the Assets. To Seller’s knowledge, there are no such violations relating to the use of the Property.

        7.10 Schedules. Seller has delivered to Purchaser herewith the Schedules referred to in this Agreement. The Schedules that have been delivered to Purchaser by Seller and attached hereto are applicable to both this Agreement and another agreement between Seller and Purchaser pertaining to the remainder of Seller’s Florida Timberlands. Within two weeks from the date of this Agreement, Seller and Purchaser shall revise the Schedules by creating new Schedules containing information applying only to the applicable contract.

        7.11 Marketable Title. Subject to the Permitted Exceptions and the Temporary Encumbrances, to Seller’s knowledge, Seller has good and marketable title to the Assets and at Closing such Assets will be free and clear of all liens, security interests, charges and encumbrances.

        7.12 Disposition of Assets. Seller has not harvested, nor has Seller allowed the harvest of, any portion of the Property, nor has Seller disposed or contracted for the disposal or sale of any of the Property, other than rights of way and easements in the ordinary course of business, since July 2, 2004 except under contracts on Schedule 1.1(b).

    8.        Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that as of this date and as of the date of the Closing:

        8.1 Organization. Purchaser is a limited partnership and is duly organized and validly existing under the laws of the State of Delaware and has the corporate power to enter into this Agreement and to carry out the transactions contemplated herein in accordance with the terms hereof.

        8.2 Good Standing. Purchaser is qualified to conduct business in the States of Delaware, Alabama, Georgia and Florida.

        8.3 Power and Authority for Transaction. Purchaser has the power and authority to execute, deliver and perform this Agreement and the transactions contemplated herein in accordance with the terms hereof.

        8.4 Authorization; No Violation or Conflicts. The execution and delivery of this Agreement by Purchaser and the due consummation of the transactions contemplated herein have been duly and validly authorized by all necessary action on the part of Purchaser, and this Agreement constitutes a valid and legally binding agreement of Purchaser. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated herein constitute a violation of Purchaser’s partnership agreement or other organizational documentation or agreements or result in the breach of, or the imposition of any lien on any assets of Purchaser pursuant to, or constitute a default under, any indenture or bank loan or credit agreement, or other agreement or instrument to which Purchaser is a party or by which it or any of its properties may be bound or affected. Except for consents, approvals, or authorizations which will have been obtained or actions which will have been taken on or prior to the Closing Date, no consent, approval, authorization or action by any governmental authority or any person or entity having legal rights against or jurisdiction over Purchaser is required in connection with the execution and delivery by Purchaser of this Agreement or for consummation by Purchaser of the transactions contemplated herein.

        8.5 Suits, Actions or Proceedings. To Purchaser’s knowledge (as hereinafter defined) there is no suit, action, arbitration or other proceeding threatened or pending before any court or governmental agency, which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

        8.6 Insolvency. To Purchaser’s knowledge, there are no attachments, executions, assignments for the benefit of creditors, or proceedings in bankruptcy or under any other debtor relief laws contemplated by, pending, or threatened by or against Purchaser.

        8.7 Financial Capability. Purchaser has or at Closing will have the financial capability to complete the transactions contemplated under this Agreement.

    9.        Survival; Knowledge and Materiality.

    (a)              Survival. The respective representations and warranties of Seller, Purchaser and Guarantor contained herein or in any Schedule, certificate or other instrument delivered by or on behalf of such party pursuant to this Agreement excluding the environmental matters set forth in Paragraph 7.7, shall survive each Closing for a period of twelve (12) months, and shall survive each Closing for a period of eighteen (18) months as to Paragraph 7.7 for environmental matters, and thereafter shall expire and terminate, and each party shall be forever released from liability to the other based upon such representations and warranties except as to matters for which written notice has been given by a party of the inaccuracy or breach of any representation or warranty on or prior to such termination date. Seller and Purchaser shall deliver a certificate to each other at each Closing concerning the accuracy of their representations and warranties at Closing for the applicable tract.

(b) Knowledge Defined. “Knowledge” as used in this Agreement with respect to the:

(i)	Seller shall mean actual current knowledge (as opposed to constructive or imputed knowledge) of the fact or matter in question by Matthew B. Bonham (Vice President, Timberland Operations), Terry Porter (Regional Manager), and J. R. Baker (Vice President of Property Administration), all three of the above being employees of Seller, without their having any duty to conduct further investigation.

(ii)	Purchaser shall mean actual current knowledge (as opposed to constructive or imputed knowledge) of the fact or matter in question by Sheri L. Ward and David Lambert, both being employees of Purchaser, without their having any duty to conduct further investigation.

    (c)              Limitation as to Warranty Claims. In the event of any claim by Purchaser against Seller for breach of warranty under this Agreement (other than with respect to covenants and agreements to be performed by Seller after Closing), no claim shall be made by Purchaser or payable by Seller until the amount of loss or damage of Purchaser exceeds six/tenths of one percent (0.6%) of the value of the applicable tract (the “Cushion”) and Seller shall be obligated only in respect to the amount of the claims exceeding the Cushion. The aggregate amount paid by the Seller for breach of warranty shall not exceedseven percent (7%) of the Purchase Price for the applicable tract (the “Warranty Claims Ceiling”). Notwithstanding the foregoing Cushion and Warranty Claims Ceiling, no such limits shall apply or be effective with respect to any claim arising from the intentional breach or fraud of Seller.

    10.        Condemnation; Risk of Loss. Risk of loss or damage to the Property for each Closing by condemnation, eminent domain or similar proceedings (or deed in lieu thereof), or by fire or any other casualty, from the date hereof through the Closing Date for the applicable tract will be on Purchaser for the first one-half of one percent (0.5%) of the Purchase Price. Thereafter, such risk of loss or damage prior to Closing shall be on Seller. However, should the loss or damage exceed ten percent (10%) of the Purchase Price, either Seller or Purchaser may terminate this Agreement and the Earnest Money shall be returned with neither party having any liability to the other. If, prior to Closing, a portion of the Property has been taken by condemnation or eminent domain proceedings (or deed in lieu thereof) but the ten percent (10%) maximum loss has not been realized, Purchaser shall consummate the transaction and receive an assignment of all proceeds of insurance or condemnation awards attributable to such damage or taking, less reimbursement to Seller of the reasonable costs it incurred in procuring such proceeds or awards. At Closing, the Purchaser assumes all hazards of damage to or destruction of the Property or improvements hereafter placed thereon, and of the taking of the Property or any part thereof for public use; and agrees that no such damage, destruction or taking shall constitute a failure of consideration.

    11.        Contingencies.

(a) Seller’s obligation to consummate the transactions contemplated hereby is contingent as follows:

(i)	Any approvals that may be required under the HSR Act (as defined in Paragraph 31 below);

(ii)	Purchaser performing its obligations under the Agreement;

(iii)	Purchaser having executed and delivered a Real Estate Purchase and Sale Agreement for the purchase and sale by Seller to Purchaser of Seller’s remaining Florida Timberlands in the price of Fifty Million Five Hundred Thousand Dollars ($50,500,000.00); and,

(iv)	Purchaser having closed on each of the scheduled Closings provided in this Agreement or the Closing being extended as provided herein.

(b) In addition to Purchaser’s timely due diligence investigations as set forth herein, Purchaser’s obligation to consummate the transactions contemplated hereby is contingent as follows:

(i)	Any approvals that may be required under the HSR Act (as defined in Paragraph 31 below);

(ii)	Seller performing its obligations under the Agreement;

(iii)	Seller having executed and delivered a Real Estate Purchase and Sale Agreement for the purchase and sale by Seller to Purchaser of Seller’s remaining Florida Timberlands in the price of Fifty Million Five Hundred Thousand Dollars ($50,500,000.00); and,

(iv)	Seller having closed on each of the scheduled Closings provided in this Agreement or the Closing being extended as provided herein.

    (c)        If the contingencies described above have not been met or waived by Closing, this Agreement will terminate; provided, however, that Closing will be extended for an amount of time required to obtain any consents that may be required under the HSR Act, subject to the provisions of Paragraph 31 hereof.

    12.               Closing

        12.1 Closing Costs.

(a) Seller shall pay the following costs and expenses in connection with this transaction:

(i)	Seller’s attorney fees, if any;

(ii)	All special assessment installments and local improvement district assessment installments against the Property that are due prior to the Closing Date;

(iii)	Search and exam fees to prepare title commitments;

(iv)	One-half of escrow fees;

(v)	One-half of transfer taxes due on the conveyance;

(vi)	One-half of the filing fees associated with a Hart Scott Rodino, if any;

(vii)	One-half of the title insurance premiums for standard owner’s coverage.

(b) Purchaser shall pay the following costs and expenses in connection with this transaction:

(i)	Purchaser’s attorney fees, if any;

(ii)	One-half of escrow fees;

(iii)	Recording fee for Deeds;

(iv)	One-half of the Title insurance premiums for standard owner’s coverage;

(v)	One-half of the filing fees associated with a Hart Scott Rodino filing, if any; and

(vi)	One-half of transfer taxes due on the conveyance.

        12.2.       Closing Instruments.

(a) Seller shall deliver to Escrow Agent the following on or before Closing Date:

(i)	Deeds

(ii)	Assignment and Assumption Agreement;

(iii)	Escrow instructions;

(iv)	Certified copies of organizational documents, if required;

(v)	Consents or resolutions authorizing the Transaction contemplated by this Agreement;

(vi)	Seller’s Certificate of Non-Foreign Status;

(vii)	Seller’s Closing Certificate as to Seller’s warranties being true and correct as of Closing;

(viii)	Affidavits required by the title insurance company;

(ix)	Certificates of Good Standing for the States of Delaware and where

the	Property is located;

(x)	Closing Statement;

(xi)	Incumbency Certificate;

(xii)	Bill of Sale (for Personal Property);

(xiii)	Title (for the truck).

(b) Purchaser shall deliver to Escrow Agent the following on or before 8:00 am PST on the Closing Date.

(i)	Cash in the amount of the Purchase Price and Purchaser’s share of closing costs and prorations;

(ii)	Assignment and Assumption Agreement;

(iii)	Escrow instructions;

(iv)	Certified copies of organizational documents, if required;

(v)	Consents or resolutions authorizing the Transaction contemplated by this Agreement;

(vi)	Purchaser’s Closing Certificate as to Purchaser’s warranties being true and correct as of Closing;

(vii)	Affidavits required by the title insurance company, if any;

(viii)	Certificates of Good Standing for the States of Delaware and where the Property is located, if required;

(ix)	Closing Statement;

(x)	Incumbency Certificate;

(xi)	If applicable, the 1031 transactional documents.

        12.3 Pro Rations and Post-Closing Taxes. Property taxes for the current year, assessments, rents, water and other utilities constituting liens and applicable Temporary Encumbrances shall be pro-rated as of each Closing for the applicable tract. Seller shall be responsible for the payment in full of all taxes for all periods prior to the Closing, and Purchaser shall be responsible for the payment in full of all taxes for all periods subsequent to each Closing for the applicable tract. Purchaser shall be responsible for all of the roll-back or other taxes, if any, (whenever assessed against Purchaser or Seller) imposed as a result of any change of use by Purchaser or Purchaser’s assignee in title.

    13.        Commission. Purchaser and Seller each represent and warrant to the other that no broker, agent or finder, licensed or otherwise has been engaged by it, respectively, in connection with the transaction contemplated by this Agreement. In the event of any such claim for broker’s, agent’s or finder’s fee or commission in connection with the negotiation, execution or consummation of this transaction, the party upon whose alleged statement, representation or agreement such claim or liability arises shall indemnify, hold harmless and defend the other party from and against such claim and liability, including without limitation, reasonable attorney’s fees and court costs. Purchaser and Seller acknowledge that the representations and warranties contained in this Paragraph shall survive the Closing.

    14.        Possession. Unless a different date is provided for herein, the Purchaser, subject to the easements, encumbrances, exceptions, restrictions, and reservations set forth above, shall be entitled to possession of the Property described in each tract on the Closing Date for that tract.

    15.        Default. If Seller defaults (that is, fails to perform the acts required of it) in its contractual performance herein, Purchaser shall be entitled to (i) a return of the Earnest Money; and (ii) the right to seek specific performance pursuant to the terms of this Agreement.

        Purchaser acknowledges that if Purchaser fails to purchase the Property so as to constitute a default by Purchaser hereunder, for any reason other than the breach of Seller, Seller shall be entitled to compensation from Purchaser (as its sole remedy) for the detriment resulting from the removal of the Property from the market, and entering into this Agreement rather than selling to other potential purchasers. Therefore, in the event of Purchaser’s failure to purchase the Property so as to constitute Purchaser’s default hereunder, Seller shall have, as Seller’s exclusive option, the right to receive and retain the Earnest Money (or the remaining portion thereof) as liquidated damages and not a penalty, which sum shall represent liquidated damages for breach and not a penalty therefore. The parties acknowledge and agree that the Earnest Money in total and as allocated 25% each to each tract is presently a reasonable estimate of Seller’s damages, considering all of the circumstances existing on the date of this Agreement, including the relationship of the sum to the range of harm to Seller that reasonably could be anticipated and the expectation that proof of actual damages would be impractical or extremely difficult. Factors taken into consideration by the parties include Seller’s loss of opportunity during the pendency of this Agreement to sell the Property to others on better terms, or at a higher price; Seller’s risk of loss of a bargain if the market turns negative; Seller’s damages related to its continuing obligations for the payment of taxes and insurance; and Seller’s loss of earnings on the amount of the purchase price resulting from a delay in closing. Purchaser hereby waives all rights or benefits of any law, rule or regulation, now or hereafter existing, which would allow Purchaser, following Purchaser’s failure to purchase the Property so as to constitute Purchaser’s default, to claim a refund of the Earnest Money (or remaining portion thereof) as unearned Earnest Money, a penalty or for any other purpose.

    16.        Attorneys’ Fees. If either party hereto is required to retain an attorney to enforce any provision of this Agreement, whether or not a legal proceeding is commenced, the substantially prevailing party shall be entitled to reasonable attorneys’ fees regardless of whether at trial, on appeal, in any bankruptcy proceeding, in an arbitration or without resort to suit.

    17.        Governing Law. This Agreement shall be interpreted, construed and enforced according to the laws of the State of Florida.

    18.        Notices. Subject to the requirements of any applicable statute, any notices required or permitted by law or under this Agreement shall be in writing and shall be (i) personally delivered, (ii) sent by first class certified or registered mail, return receipt requested, with postage prepaid, or (iii) dispatched by facsimile transmission (accompanied with reasonable evidence of receipt of transmission and with a confirmation copy mailed no later than the day after transmission) to the parties’ addresses set forth below. Either party may change such address for notice. All notices which are so addressed and paid for shall be deemed effective when personally delivered, or, if mailed, on the earlier of receipt or five (5) days after deposit thereof in the U.S. mail; or if sent via facsimile, the date upon which such facsimile was transmitted and confirmation of such transmission has been received. Notices shall be addressed as follows:

If to Seller:	Soterra LLC 439A Katherine Drive Flowood, MS 39232 Attn: Matthew B. Bonham Facsimile: 601-933-0099

with a copy to:	Greif, Inc. 425 Winter Road Delaware, OH 43015 Attn: Gary R. Martz Facsimile: 740-549-6101

and a copy to:	Adams and Reese LLP 111 East Capitol Street, Suite 350 Jackson, MS 39201 Attn: Powell G. Ogletree, Jr. Facsimile: 601-355-9708

If to Purchaser:	Plum Creek Timberlands, L.P. 999 Third Avenue, Suite 4300 Seattle, WA 98104 Attn: William R. Brown Facsimile: 206-467-3790

with a copy to:	Plum Creek Timberlands, L.P. 999 Third Avenue, Suite 4300 Seattle, WA 98104 Attn: Sheri L. Ward Facsimile: 206-467-3799

    19.        Time of Performance. Time is of the essence of this Agreement and of all acts required to be done and performed by the parties hereto, including, but not limited to, the proper tender of each of the sums required by the terms hereof to be paid.

    20.        Paragraph Headings. The word or words appearing at the commencement of paragraphs and subparagraphs of this Agreement are included only as a guide to the contents thereof and are not to be considered as controlling, enlarging or restricting the language or meaning of those paragraphs or subparagraphs.

    21.        Invalidity. In the event any portion of this Agreement should be held to be invalid by any court of competent jurisdiction, such holding shall not affect the remaining provisions hereof unless the court’s ruling includes a determination that the principal purpose and intent of this Agreement are thereby defeated.

    22.        Legal Relationships. The parties to this Agreement execute the same solely as a seller and a purchaser. No partnership, joint venture or joint undertaking shall be construed from these presents, and except as herein specifically provided, neither party shall have the right to make any representation for, act on behalf of, or be liable for the debts of the other. All terms, covenants and conditions to be observed and performed by either of the parties hereto shall be joint and several if entered into by more than one person on behalf of such party, and a default by any one or more of such persons shall be deemed a default on the part of the party with whom said person or persons are identified. No third party is intended to be benefited by this Agreement.

    23.        Assignment; Successors. Subject to the provisions of Paragraph 30, Purchaser may not sell, transfer, assign, pledge or encumber its interest in this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld. Subject to the restrictions contained herein, the rights and obligations of the Seller and Purchaser shall inure to the benefit of and be binding upon their respective estates, heirs, executors administrators, successors, successors-in-trust and assigns.

    24.        Entire Agreement. All understandings and agreements previously existing between the parties, if any, are merged into this Agreement, which alone fully and completely expresses their agreement, and the same is entered into after full investigation, neither party relying upon any statement or representation made by the other not embodied herein. This Agreement may be modified only by a written amendment executed by all parties.

    25.        Interpretation. This Agreement has been reviewed by both parties and each party has had the opportunity to consult with independent counsel with respect to the terms hereof and has done so to the extent that such party desired. No stricter construction or interpretation of the terms hereof shall be applied against either party as the drafter hereof.

    26.        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original instrument. All such counterparts together shall constitute a fully executed Agreement.

    27.        Survival. All representations and warranties set forth in this Agreement and all provisions of this Agreement, the full performance of which is not required prior to Closing, shall survive closing for the time set forth in this Agreement and shall not be merged in any deed and be fully enforceable thereafter.

    28.        Amendment. This Agreement may not be modified or amended except by the written agreement of the parties.

    29.        Confidentiality. Subject to the provisions of Paragraph (c) below:

    (a)               Neither Seller nor Purchaser shall disclose the content or substance of this Agreement to any individual, firm, partnership, corporation, entity, governmental authority, or other party except advisors, agents, and representatives assisting each respective party in connection with this transaction, until such disclosure is agreed upon in writing and then only to accomplish the consents and approvals required hereunder.

    (b)               No press releases or other public statements concerning this Agreement or the transactions contemplated hereby shall be made by either party without the prior written approval of the other. The parties agree that they will work with each other in good faith to prepare a joint release or approve a singular release as requested by one party.

    (c)               Each party hereto, its representatives, agents and employees shall hold in strict confidence and shall not use or disclose to any person or organization any information or data concerning this Agreement or the transaction contemplated hereby except to the extent that (i) said information has been published or constitutes a matter of public knowledge or record; (ii) such disclosure is reasonably necessary for communications with and reporting to the board of directors or other governing body of either party or reasonably appears to be required by a governmental agency having jurisdiction over the parties; (iii) such information is necessary in connection with any suit brought to enforce the obligations of any party hereunder; or (iv) if based upon the legal opinion of counsel for the disclosing party, that such counsel reasonably believes that disclosure is necessary or desirable to avoid conflict with or violation of any governmental law, rule or regulation.

    30.        Exchange. Each party may desire to complete all or a portion of this transaction as part of a Section 1031 tax-deferred exchange. Each party agrees to cooperate with the other in documenting and completing such exchange by agreeing that each party may transfer their respective rights and obligations under this Agreement to their respective qualified intermediary. Each party shall bear its own costs associated with such assignment and exchange. Except for a transfer of rights pursuant to Section 1031, neither party may assign this Agreement without the prior written consent of the other party.

    31.        Hart-Scott-Rodino. Seller and Purchaser acknowledge that the transaction contemplated by this Agreement may be subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and it will be a condition to the Closing hereunder that the parties obtain such approvals as may be required under the HSR Act. The parties agree to cooperate in good faith in exchanging relevant information including investigation of applicable exemptions to filing and the parties agree to cooperate in filing any documents required under the HSR Act. Each party will bear its own costs, fees and expenses in making such filing. If the parties agree that no exemption applies and filing is required and any approval required under the HSR Act has not been received on or before six (6) months from the date hereof, then this Agreement shall automatically terminate, whereupon no party hereto will have any further rights or obligations hereunder, except as may otherwise be expressly provided herein.

    32.        Excluded Assets and Covenant to Convey all Commercial Timberland in the State of Florida. Purchaser acknowledges that any assets or property owned by Seller that is not specifically described in this Agreement is not subject to this Agreement, including but not limited to, previously reserved or severed mineral rights. The foregoing notwithstanding, it is the intention of Seller and Purchaser for Seller to convey to Purchaser all of Seller’s real property in the State of Florida managed by Seller as commercial timberlands, excluding previously reserved or severed mineral rights on land where Seller has no fee simple interest. Seller covenants to revise the maps attached as Exhibit “A-1, A-2, A-3, A-4” to include the legal description of all Seller’s commercial timberlands in the State of Florida included within the global title commitments prepared by Stewart Title Guaranty Company not depicted on the maps and not previously conveyed by Seller to Purchaser pursuant to a Real Estate Purchase and Sale Agreement in the amount of $50,500,000.00.

        [The remainder of this page is intentionally left blank.]

[Seller Signature Page Purchase and Sale Agreement]

        IN WITNESS WHEREOF, the parties hereto have executed this instrument in duplicate the day and year first above written.

SELLER:

SOTERRA LLC	Attest:

By: /s/ ROBERT S. ZIMMERMAN	By: /s/ PAMELA S. PRICE
Name: Robert S. Zimmerman	Name: Pamela S. Price
Title: Vice President and Treasurer	Title: Executive Assistant

[Purchaser Signature Page Purchase and Sale Agreement]

        IN WITNESS WHEREOF, the parties hereto have executed this instrument in duplicate the day and year first above written.

PURCHASER:

PLUM CREEK TIMBERLANDS, L.P.
By Plum Creek Timber I, L.L.C.
Its General Partner
Attest:

By /s/ JAMES A. KRAFT	By /s/ SHERI L. WARD
Name James A. Kraft	Name Sheri L. Ward
Title Sr. VP, General Counsel & Secretary	Title Assistant Secretary

INDEX OF OMITTED EXHIBITS

Exhibits
A.	A-1, A-2, A-3,A-4 Maps of Property
B.	Seller's Notice of Closing
B-1.	Escrow Agreement, Stewart Title Guaranty Company
C.	Assignment and Assumption of Contracts, Leases and Permits
D.	Form of Deed

Schedules
1.1 (b)	Timber Cutting Contracts
5 (b)	Value of Timberlands and Adjustment Value of Acres and Timber
7.7	Environmental Matters
7.8	Suits, Actions or Proceedings
7.9	Governmental Compliance

Plum Creek agrees that it will furnish to the Securities and Exchange Commission a copy of any of the preceding omitted exhibits and schedules upon request.